Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-202215

€500,000,000

General Mills, Inc.

Floating Rate Notes due 2020

Pricing Term Sheet

January 11, 2016

Issuer:	General Mills, Inc.
Issuer Ratings*:	A3/BBB+/BBB+ (Moody’s/S&P/Fitch)
Principal Amount:	€500,000,000
Offering Format:	SEC Registered
Listing:	General Mills intends to apply to list the notes on the New York Stock Exchange
Maturity:	January 15, 2020
Price to Public:	100.00%
Interest Rate Basis:	3-month EURIBOR
Spread:	+73 basis points
Minimum Interest Rate:	0.00% per annum
Interest Payment Dates:	Quarterly on January 15, April 15, July 15 and October 15, commencing on April 15, 2016
Interest Reset Dates:	Quarterly on January 15, April 15, July 15 and October 15, commencing on April 15, 2016
Initial Interest Determination Date:	January 13, 2016
Day Count Convention:	Actual/360; Modified Following, Adjusted
Optional Redemption Provisions:	None
Change of Control Offer to Purchase:	If a change of control triggering event occurs, General Mills will be required to make an offer to purchase the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase.
Trade Date:	January 11, 2016
Settlement Date:	T+4; January 15, 2016
Denominations:	€100,000 and higher multiples of €1,000
CUSIP/ISIN:	370334 BY9 / XS1346107433
Joint Book-Running Managers:	Merrill Lynch International Credit Suisse Securities (Europe) Limited J.P. Morgan Securities plc
Senior Co-Managers:	Barclays Bank PLC Société Générale
Co-Managers:	Standard Chartered Bank

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting

EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch International at 1-800-294-1322, Credit Suisse Securities (Europe) Limited at 1-800-221-1037, or J.P. Morgan Securities plc at +44-207-134-2468.

This pricing term sheet supplements the preliminary form of Prospectus Supplement issued by General Mills, Inc. on January 11, 2016 relating to its Prospectus dated February 20, 2015.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.